Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Genius Group Limited on Form S-8, [FILE NO. 001-41353] of our report, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, dated June 5, 2023, with respect to our audits of the consolidated financial statements of Genius Group Limited and Subsidiaries as of December 31, 2022 and 2021 and for the years then ended, which report is included in this Annual Report on Form 20-F of Genius Group Limited for the year ended December 31, 2022.

Our report on the consolidated financial statements refers to a restatement of 2021 issued financial statements to correct a misstatement. Our opinion is not modified with respect to this matter.

/s/ Marcum llp

Marcum llp

Melville, New York

June 21, 2023